UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 17, 2007

House of Taylor Jewelry, Inc.

(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	0-25377 (Commission File Number)	33-0805583 (IRS employer identification no.)
9200 Sunset Blvd. Suite 425 West Hollywood, California	90069
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:	(310) 860-2660

 (Registrant’s former name or former address, if changed since last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

Effective August 17, 2007 the Registrant entered into a Purchase Agreement, with certain institutional and other accredited investors providing for the issuance of 6,119,737 units (“Units”).  Gross proceeds from the sale of the Units will be approximately $5,813,750.  The Registrant intends to use the proceeds from the offering to:  (i) retire the current outstanding senior secured convertible notes; (ii) support an accounts receivable and credit facility and (ii) provide general working capital.

Each Unit consists of: (i) one (1) share of the Registrants common stock (“Common Stock”); and (ii) one and one half (1.5) Common Stock purchase warrants (“Warrants”).  Accordingly, the Registrant will be issuing a total of 6,119,737 shares of Common Stock and Warrants to purchase an additional 9,179,605 shares of Common Stock.  The Warrants expire 7 years from the date of issuance and have an exercise price of $.95 per share.  The exercise price of the Warrants and the number of shares issuable upon the exercise thereof, are subject to adjustment in certain circumstances, including the issuance of Common Stock or options, warrants or other rights to acquire Common Stock at a price per share less than the exercise price then in effect.

In connection with the transactions, the Registrant has agreed to amend the terms of certain warrants acquired by investors in the company’s August 2005 placement to (i) reduce the exercise price to $0.95 per share and (ii) extend the terms of those warrants to be concurrent with the expiration of the Warrants.

In addition to customary conditions, the closing of the financing is subject to: (i) the Registrant securing a credit facility to provide for borrowing in the aggregate amount of up to $30 million contingent on the level of Registrant’s borrowing base; and (ii) the retirement at closing of currently outstanding senior secured convertible notes in an aggregate amount of approximately $ 9.5 million.   At present, the Registrant believes it will be able to meet such conditions by the closing date.

Documents

Copies of the form of Purchase Agreement, the form of the Warrant, and the form of Registration Rights Agreement, are filed as exhibits to this Current Report on Form 8-K. The descriptions of these agreements set forth above are outlines of terms and other provisions that do not purport to be complete. Those descriptions are qualified in their entirety by reference to the exhibits accompanying this Report.

Item 3.02    Unregistered Sales of Equity Securities.

On August 17, 2007, Registrant entered into definitive agreements to issue up to 6,119,737 units at an issuance price of $.95 per unit in a private placement sale with accredited investors.  See Item 1.01 for a description of the transaction which information is incorporated herein by this reference.  Registrant utilized the services of registered broker-dealers as placement agents and advisors in connection with this transaction.

The issuances of the securities underlying the Units are exempt from registration under the Securities Act of 1933, pursuant of Section 4(2) of that Act as transactions not involving a public offering. The Registrant did not engage in any general solicitation or general advertising in connection with the offer and sale of any of these securities. Each of the Investors is an institutional investor or other accredited investor and represented that it was acquiring the Units for investment purposes only.

Item 9.01    Financial Statements and Exhibits.

Effective August 16, 2007, the holders of 30,590,300 shares, or approximately 76% of the Company’s then outstanding shares of Common Stock, executed a written consent in accordance with Section 78.320 of the NRS, approving the issuance of up to 27,631,580 additional shares of our Common Stock.

On August 20, 2007, the Registrant filed an Information Statement on form 14C with the Securities and Exchange Commission (“Information Statement”).  The Information Statement provides notice of the action which was taken by written consent in lieu of a special meeting of stockholders by the holders of a majority of our common stock on August 16, 2007.  The action will become effective upon the expiration of 20 days following the mailing of the Information Statement to our stockholders as provided for under Rule 14c-2 under the Exchange Act.

 (c) Exhibits

Exhibit No.	Description
10.1	Form of Purchase Agreement
10.2	Form of Registration Rights Agreement
10.3	Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 20, 2007	House of Taylor Jewelry, Inc.
/s/ Bob Rankin
Bob Rankin, Chief Financial Officer

3